                                                Filed pursuant to Rule 424(b)(5)

                                                      Registration No. 333-_____
                                                        (filed January 29, 1999)
                                                                        33-54323

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 11, 1994)

                                  $300,000,000

                           NATIONAL CITY CORPORATION

                 5 3/4% SUBORDINATED NOTES DUE FEBRUARY 1, 2009
                            ------------------------

     These notes bear interest at the rate of 5 3/4% per year. Interest on the notes is payable on February 1 and August 1 of each year, beginning August 1, 1999. The notes will mature on February 1, 2009 and are not redeemable before that date.

     The notes will be unsecured subordinated obligations of National City Corporation. The notes will be issued in registered form in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     The notes are not savings accounts or savings deposits. The notes are not insured by the Federal Deposit Insurance Corporation or any governmental agency.
                            ------------------------

                                                            PER NOTE         TOTAL
                                                            --------         -----
Public Offering Price(1)..................................  99.617%       $298,851,000
Underwriting Discount(2)..................................     .65%         $1,950,000
Proceeds, before expenses, to National City Corporation...  98.967%       $296,901,000

     (1) Plus accrued interest from February 1, 1999, if settlement occurs after that date

     (2) National City Bank, as our agent, will solicit orders to purchase up to $37,500,000 of the notes from customers of National City Bank which it has reason to believe are sophisticated institutional investors. National City Bank will have no obligation to purchase notes from us and will bear no credit risk with respect to the notes. The underwriting discount will apply only to notes sold by the underwriters listed below. National City Bank will receive a fee from us equal to .65% of the principal amount of each note sold based on orders solicited by National City Bank. See "Underwriting."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about February 1, 1999.
                            ------------------------

MERRILL LYNCH & CO.
                 J.P. MORGAN & CO.
                                  PAINEWEBBER INCORPORATED
                                               SALOMON SMITH BARNEY
                            ------------------------

          The date of this prospectus supplement is January 29, 1999.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
National City Corporation...................................   S-3
Ratio of Earnings to Fixed Charges..........................   S-5
Use of Proceeds.............................................   S-5
Description of the Notes....................................   S-5
United States Taxation......................................   S-8
Underwriting................................................  S-11
Legal Opinions..............................................  S-12
Experts.....................................................  S-12

                                   PROSPECTUS

                                                              PAGE
                                                              ----
Incorporation of Certain Documents by Reference.............    2
Available Information.......................................    2
The Company.................................................    3
Use of Proceeds.............................................    5
Ratio of Earnings of Fixed Charges..........................    5
Description of the Debt Securities..........................    5
Senior Securities...........................................   11
Subordinated Securities.....................................   12
Description of the Preferred Stock..........................   14
Description of Common Stock.................................   19
United States Taxation......................................   19
Limitations on Issuance of Bearer Securities................   27
Plan of Distribution........................................   28
Legal Opinions..............................................   29
Experts.....................................................   29

                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                           NATIONAL CITY CORPORATION

     We are a multibank holding company and own all of the outstanding capital stock of 7 commercial banks. We have a total of 1,301 banking offices in Ohio, Michigan, Pennsylvania, Kentucky, Indiana and Illinois. As of December 31, 1998, our consolidated total assets were $88.2 billion and our common stockholders' equity was $6.98 billion. Based on asset size, we are the 11th largest commercial banking organization in the United States.

     Listed below are our principal banking subsidiaries:

                               National City Bank
                    National City Bank of Michigan/Illinois
                       National City Bank of Pennsylvania
                         National City Bank of Kentucky
                         National City Bank of Indiana

     We offer a wide range of financial services through our subsidiaries. These services include traditional commercial and retail bank services, consumer finance, personal trust, investment management, brokerage services, investment banking, institutional trust, mortgage services, credit card services, and transaction processing.

     On March 30, 1998, we acquired Fort Wayne National Corporation. We acquired First of America Bank Corporation on March 31, 1998. We accounted for the Fort Wayne National Corporation acquisition as a purchase and we accounted for the First of America Bank Corporation acquisition as a pooling of interests. For more detail on these acquisitions and their impact on our financial statements, please review our Annual Report on Form 10-K for the year ended December 31, 1998.

     We are a legal entity separate and distinct from our subsidiary banks and other subsidiaries. A substantial portion of our cash revenue is received from our subsidiary banks in the form of cash dividends. Federal law limits the manner and amount of funding that our subsidiary banks may provide to us. The subsidiary banks are limited as to the dividends they are allowed to pay. The type and amount of any security required to be pledged for any loans from our subsidiary banks to us is dictated by Section 23A of the Federal Reserve Act.

\ In any given year, each of our subsidiary banks may not pay dividends in an amount that exceeds (a) that bank's net profits for the current year plus (b) its retained net profits for the preceding two calendar years. This limitation on dividends may only be exceeded if the bank has received prior approval of the Comptroller of the Currency. Because of this limitation, as of January 1, 1999, our subsidiary banks could not have paid to us a dividend of more than $904.6 million without the approval of the Comptroller of the Currency. Each of our subsidiary banks must meet various capital requirements. These capital requirements may further limit the amount of dividends that a subsidiary bank may pay to us. In addition, the Comptroller of the Currency has authority to prohibit payment of a dividend by any of our subsidiary banks if the payment constitutes what, in its opinion, is an unsafe and unsound banking practice.

     The total of all loans each subsidiary bank may make to us cannot exceed 10% of the capital stock and surplus of that bank. All loans made to us must be secured with collateral having a market value of at least 100% to 130% of the amount of the loan. The required amount of collateral depends on the type of assets that are pledged.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 imposes various liabilities on our subsidiary banks. Each of our subsidiary banks is liable to the Federal Deposit Insurance Corporation (commonly referred to as the FDIC) for any losses it may incur as a result of the failure or near failure of any of our other subsidiary banks. Depositor claims of each of the non-failing banks and general creditors of each of those banks would be paid prior to any claims of the FDIC. In addition to the above requirements, the Federal Reserve Board has a policy which requires us to act as a source of financial strength to our subsidiary banks. This policy could require us to use our funds and assets to support any of our subsidiary banks that might experience financial trouble.

     We and our banking subsidiaries are required to meet various capital requirements. Failure to meet the minimum capital requirements can result in:

     - our being denied the right to acquire existing companies or establish new companies,

     - our subsidiary banks being limited in their ability to pay dividends,

     - our subsidiary banks being required to raise additional capital,

     - an increase in the deposit insurance premiums payable to the FDIC and

     - the potential loss of deposit insurance.

     We and our subsidiary banks have consistently maintained capital levels at or above the "well capitalized" level. The "well capitalized" standard is the highest regulatory standard.

     The monetary policies and regulation imposed on us and our subsidiary banks have a significant effect on our operating results. We cannot predict the impact that future monetary policy or bank regulation will have on us.
                            ------------------------

     We are a Delaware corporation and our executive offices are located at National City Center, 1900 East Ninth Street, Cleveland, Ohio 44114-3484. Our telephone number is 216/575-2000.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following are the consolidated ratios of earnings to fixed charges and preferred stock dividends for each of the years in the five-year period ended December 31, 1998.

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                         1998    1997    1996    1995    1994
                                                         ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges and Preferred Stock
  Dividends:
  Excluding Interest on Deposits.......................  2.59x   3.14x   3.23x   2.65x   3.49x
  Including Interest on Deposits.......................  1.57    1.64    1.57    1.44    1.60

     For the purpose of calculating the ratio of earnings to fixed charges and preferred stock dividends, we have divided income before income taxes plus fixed charges by fixed charges in 1997 and by the total of fixed charges and pre-tax earnings required to cover preferred stock dividends in 1998, 1996, 1995 and 1994. Fixed charges, excluding interest on deposits, consist of:

     - interest on federal funds purchased,

     - interest on security repurchase agreements,

     - interest on other borrowed funds,

     - interest on corporate long-term debt, and

     - that portion of rental expense which is deemed to be representative of the interest factor.

     Fixed charges, including interest on deposits, consist of the above items plus interest on deposits.

                                USE OF PROCEEDS

     The net proceeds we receive from the sale of the notes offered under this prospectus supplement and the accompanying prospectus will be added to our general funds to be used for repurchases of our outstanding common stock, as well as other general corporate purposes.

                            DESCRIPTION OF THE NOTES

     The notes will be issued under an indenture, dated February 1, 1994, between us and NBD Bank (as successor trustee to NBD Bank, National Association), a Michigan banking corporation, as trustee.

     The notes will be issued in fully registered book-entry form without coupons and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the notes on a national securities exchange.

     The notes are unsecured and subordinated in right of payment to the claims of all of our general creditors and depositors and to all of our current and future Senior Indebtedness. Senior Indebtedness is defined in the accompanying prospectus under the heading "Description of Debt Securities -- Subordinated Securities."

     The notes will be limited to an aggregate principal amount of $300 million and will bear interest at a rate of 5 3/4% per year. Interest is payable on February 1 and August 1 of each year, beginning on August 1, 1999 to the persons in whose names the notes are registered as of the close of business on the January 15 immediately before each February 1 and the July 15 immediately before each August 1. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. Payments of principal, any premium and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company (the "Depositary") and its participants. The notes mature on February 1, 2009 and are not redeemable before that date.

     Payment of principal of the notes can be accelerated only if certain events of bankruptcy, insolvency or reorganization of us or any of our Principal Constituent Banks occur. There will be no right of acceleration of the payment of principal of the notes upon a default in the payment of principal or interest on the notes or in the performance of any of our covenants or agreements contained in the notes or in the indenture.

     As of December 31, 1998, we had approximately $5.2 million in principal amount of debt that would constitute Senior Indebtedness, and $1.625 billion in principal amount of debt that would rank equally with the notes we are offering.

     Since we are a holding company, our right, and accordingly the rights of our creditors and stockholders, including the holders of the notes, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

BOOK-ENTRY SYSTEM

     The notes will be issued only in fully registered form, represented by one or more global certificates (the "Global Securities") that will be deposited with the Depositary and registered in the name of Cede & Co., as the nominee of the Depositary.

     Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the principal amount of notes represented by the Global Security to the accounts of institutions that have accounts with the Depositary, known as "participants." Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee, in the case of participants, or by participants or persons that hold through participants in the case of persons other than participants. The laws of certain states require that certain purchasers of securities take physical delivery of their securities as certificates issued in definitive form. These laws may make it difficult to transfer beneficial interests in a Global Security.

     Principal, premium, if any, and interest payments on the Global Security will be made to the Depositary or its nominee, as the case may be, as the registered holder of the security. We have been advised that the Depositary or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Security, will immediately credit participants' accounts with payments in amounts equal to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary or its nominee. Payments by participants, or by persons that hold interests for customers through participants, to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants, or of such persons that hold interests for customers through participants.

     Each owner of a beneficial interest in a Global Security must ensure that the person through whom its interest is held, such as a participant or other person that holds interests through a participant, maintains accurate records of their beneficial interest in the Global Security. The interests of participants, which may be in the form of a custodial relationship, will be shown on records maintained by the Depositary for that Global Security. The designation of the Depositary or its nominee as custodian for participants and persons that hold interests through participants, either as principal, nominee or custodian, will be shown on the register maintained by the trustee.

     Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or for payments made on account of beneficial ownership interests in, a Global Security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     If the Depositary notifies us that it is unwilling or unable to continue as depositary for the Global Securities or if at any time the Depositary ceases to be a clearing agency registered under the Securities and Exchange Act of 1934, if so required by applicable law or regulation, and, in either case, we do not appoint a successor depositary within 90 days, we will issue notes in certificated form (the "Certificated Notes") in exchange for the Global Securities. In addition, we may at any time and in our sole discretion decide not to have any notes represented by Global Securities. In such event, we will issue Certificated Notes in exchange for Global Securities. Furthermore, if an event of default under the indenture occurs we will issue Certificated Notes in exchange for Global Securities. The Certificated Notes issued in exchange for those Global Securities shall be in the same minimum denominations and be of the same aggregate principal amount and tenor as the portion of each Global Security to be exchanged. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of Certificated Notes and will not be considered the registered holders of the notes for any purpose, including receiving payments of principal, interest and any premium.

     We have been advised by the Depositary that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom, and/or their representatives, own the Depositary. Access to the Depositary's book-entry system is also available to others, such as brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The Depositary's management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its participants and other members of the financial community that it has developed and is implementing a program so that its computer systems, as the same relate to the timely payment of distributions, including principal and interest payments, to securityholders, book-entry deliveries, and settlement of trades within the Depositary continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, the Depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as the Depositary's direct and indirect participants, third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunications and electrical utility service providers, among others. The Depositary has informed its participants and the financial community that it is contacting (and will continue to contact) third party vendors from whom the Depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.

     According to the Depositary, the foregoing information with respect to the Depositary has been provided to its participants and the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the notes will be made in immediately available funds. Secondary trading in long-term notes of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the notes will trade in the Depositary's Same-Day Funds Settlement System until maturity. Secondary market trading activity in the notes will be required by the Depositary to settle in same-day funds. Settlement in same-day funds may have an effect on the level of trading activity in the notes.

                             UNITED STATES TAXATION

     The following summary of the principal United States federal income tax consequences of the ownership of the notes is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed United States Treasury Regulations (the "Treasury Regulations"), and existing administrative and judicial precedent, all as in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. The legal conclusions in this discussion under the caption "United States Taxation" are not binding upon the Internal Revenue Service (the "IRS") or any other administrative or judicial agency, authority or tribunal.

     This summary deals only with notes held as capital assets by their initial purchasers and does not deal with purchasers that do not acquire their notes as part of the initial distribution or with special classes of holders, such as dealers in securities or currencies, financial institutions, tax-exempt organizations, insurance companies, controlled foreign corporations or persons holding securities as part of a straddle, hedge, conversion transaction or other integrated investment. It also does not address notes held by persons who are not Holders (as defined below) or held by persons whose functional currency is not the U.S. dollar.

     Prospective purchasers of notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations, as well as tax consequences under state or local, or foreign, tax laws.

UNITED STATES HOLDERS ONLY

     As used herein, the term "Holder" means a holder of a note who or that is:

     - a citizen or resident of the United States,

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

     - an estate, the income of which is subject to United States federal income taxation regardless of its source, or

     - a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

PAYMENTS OF INTEREST

     Interest (including qualified stated interest, as defined under "Original Issue Discount Securities" below) paid on a security will generally be taxable to a Holder as ordinary interest income at the time it accrues or is received (whether actually or constructively) in accordance with the Holder's method of accounting for federal tax purposes. Special rules governing the treatment of interest on Original Issue Discount Securities are described below.

ORIGINAL ISSUE DISCOUNT SECURITIES

     The notes are likely to be treated as bearing de minimus OID rather than OID. If the difference between a note's stated redemption price at maturity and its issue price is less than 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the note will not be considered to have OID, but will be considered to have de minimis OID. If the excess of a note's stated redemption price at maturity over its issue price is de minimis then, unless a Holder elects to treat de minimis OID in the manner described above in respect of OID, a Holder will be required to recognize capital gain with respect to such de minimis OID as stated principal payments on the note are made. The amount of such gain with respect to each such principal payment will equal the product of the total amount of the note's de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the total stated principal amount of the note.

     Reporting. National City Corporation is required to report to the IRS the amount of OID (if any) accrued on Original Issue Discount Securities held of record by Holders other than certain exempt holders, such as corporations and tax-exempt organizations. The amount required to be reported by National City Corporation may not be equal to the amount of OID required to be reported as taxable income by a Holder of such Original Issue Discount Securities.

NOTES PURCHASED AT A MARKET DISCOUNT OR PREMIUM

     Market Discount. If a Holder (a) purchases a note for an amount that is less than its issue price, and (b) the note's stated redemption price at maturity exceeds the Holder's purchase price by more than a de minimis amount, the amount of the difference will be treated as "market discount." In the case of an Original Issue Discount Security, market discount exists if (x) the Holder's purchase price is less than such note's issue price, and (y) the note's revised issue price exceeds the Holder's purchase price by more than a de minimis amount. The de minimis test used for this purpose is the same de minimis standard described above under "Original Issue Discount Securities."

     Under the market discount rules, a Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Security, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (a) the amount of such payment or realized gain or (b) the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the Holder elects to accrue market discount over such period on a constant yield method. The amount of accrued market discount will be reduced by the amount of any partial principal payment (or, in the case of an Original Issue Discount Security, any payment that does not constitute qualified stated interest) included in gross income under the market discount rules.

     A Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or its earlier disposition in a taxable transaction. The amount so deferred is that portion of any interest expense on such indebtedness, net of the interest (including OID) includible in gross income, but only to the extent of the allocable portion of the accrued market discount.

     A Holder may elect to include market discount in income currently as it accrues (either ratably or on a constant yield method using semiannual compounding), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary income for United States federal income tax purposes.

     Amortizable Bond Premium. A Holder that purchases a note for an amount in excess of the amount payable at maturity will be considered to have purchased such note at a premium equal to such excess and may elect to amortize such premium using a constant yield method over the term of the note. Any such election will apply to all bonds (other than bonds the interest on which is excludible from gross income) acquired by the Holder on or after the first day of the first taxable year to which such election applies, and is irrevocable without the consent of the IRS.

PURCHASE, SALE, EXCHANGE AND RETIREMENT OF THE NOTES

     A Holder's adjusted tax basis in a note will be its U.S. dollar cost, increased by the amount of any OID or accrued market discount included in the Holder's income with respect to the note and reduced by the amount of any amortizable bond premium, by principal payments received by the Holder and, in the case of Original Issue Discount Securities, by the amount of any interest payments on the note that are not qualified stated interest payments. A Holder will recognize gain or loss on the sale, exchange or retirement of a note equal to the difference between the amount realized on the sale, exchange or retirement and the Holder's adjusted tax basis in the note. Except to the extent described under "Notes Purchased at a Market Discount or Premium" above, gain or loss recognized on the sale, exchange or retirement of a note will be capital gain or loss and will be long-term capital gain or loss if the note was held for more than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A Holder may be subject to backup withholding at a rate of 31% on, and information reporting with respect to, payments of principal, premium or interest (including OID, if any) on, and the proceeds of disposition of, a note. Backup withholding will apply only if the Holder (a) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security Number, (b) furnishes an incorrect TIN, (c) is notified by the IRS that it has failed to properly report payments of interest and dividends or (d) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

     The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund of federal income tax, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement, as supplemented by a terms agreement, between us and each underwriter named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes listed below next to the name of such underwriter.

                                                               PRINCIPAL
                                                                 AMOUNT
                        UNDERWRITER                             OF NOTES
                        -----------                            ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................  $150,000,000
J.P. Morgan Securities Inc..................................    37,500,000
PaineWebber Incorporated....................................    37,500,000
Salomon Smith Barney Inc. ..................................    37,500,000
                                                              ------------
             Total..........................................  $262,500,000
                                                              ============

     In addition, National City Bank, as our agent, will solicit orders to purchase up to $37,500,000 of the notes from customers of National City Bank which it has reason to believe are sophisticated institutional investors. National City Bank will have no obligation to purchase notes from us and will bear no credit risk with respect to the notes. Any portion of the $37,500,000 of notes for which such orders are not received will, subject to the terms and conditions of the underwriting agreement, be sold by us to, and purchased by, Merrill Lynch, Pierce, Fenner & Smith Incorporated. National City Bank will not make a market in the notes. National City Bank will receive a fee from us equal to .65% of the principal amount of each note sold based on orders solicited by National City Bank.

     The underwriters propose to offer the notes to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of .4% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     We estimate that our total expenses for this offering will be approximately $75,000.

     The notes are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the notes. The underwriters are not obligated to make a market in the notes and they may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for the notes will develop.

     In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes.

     Until the distribution of the notes is completed, the rules of the Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase the notes. As an exemption to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with this offering (i.e., if they sell more notes than are referred to on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. We have also agreed to contribute to the payments the underwriters may be required to make because of those liabilities.

                                 LEGAL OPINIONS

     Certain legal matters, including the validity of the securities, will be passed upon by David Zoeller of the National City Corporation Law Department, and for the underwriters by Brown & Wood LLP, One World Trade Center, New York, New York 10048. Mr. Zoeller owns shares of our common stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated in this prospectus by reference which, as to the years 1997 and 1996, is based in part on the report of KPMG LLP, independent auditors. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of First of America Bank Corporation ("FOA") in FOA's annual report on Form 10-K as of December 31, 1997, and for each of the years in the two-year period ended December 31, 1997, have been incorporated herein by reference and in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                           NATIONAL CITY CORPORATION

            SENIOR/SUBORDINATED DEBT SECURITIES AND PREFERRED STOCK
                              (WITHOUT PAR VALUE)
                             ---------------------
     National City Corporation (the "Company") from time to time may offer up to $500,000,000 of its debt securities which may be either senior unsecured debt securities (the "Senior Securities") or subordinated unsecured debt securities (the "Subordinated Securities") in separate series (the Senior Securities and the Subordinated Securities being herein referred to collectively as the "Debt Securities") or may offer, in one or more series, up to 5,000,000 shares of its Preferred Stock, without par value (the "Preferred Stock"), in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus (a "Prospectus Supplement"). The Debt Securities and the Preferred Stock offered hereby are hereinafter collectively referred to as the "Securities."

     The Securities may be sold directly or through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution". The names of any such agents or underwriters involved in the sale of the Securities in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount will be set forth in the applicable Prospectus Supplement. The Company may sell the Securities in an offering within the United States ("United States Offering") or outside the United States ("International Offering").

     The specific terms of the Securities in respect of which this Prospectus is being delivered, such as, where applicable, (i) in connection with the offering and sale of the Debt Securities, the specific designation, priority, aggregate principal amount, denomination, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, terms of conversion, if any, terms for redemption, if any, at the option of the Company or the holder, terms for sinking or purchase fund payments, if any, the initial public offering price, terms relating to temporary or permanent global securities, special provisions relating to any Debt Securities in bearer form, the duration, offering price, provisions regarding registration of transfer or exchange, provisions relating to the payment of any additional amounts, provisions relating to original issue discount securities, and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, and (ii) in connection with the offering and sale of the Preferred Stock, the specific number of shares, title, stated value and liquidation preference of each share, issuance price, dividend rate or rates (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion provisions and other specific terms of the series of the Preferred Stock in respect of which this Prospectus is being delivered, will be set forth in the applicable Prospectus Supplement.
                             ---------------------
     The Securities may be sold to underwriters for public offering pursuant to the terms of an offering established at the time of sale. In addition, the Securities may be sold by the Company directly or through dealers or agents designated from time to time. The applicable Prospectus Supplement will also set forth with respect to the sale of the Securities in respect of which this Prospectus is being delivered the names of the underwriters, dealers or agents, if any, any applicable commissions or discounts, the net proceeds to the Company from such sale and any other terms of the offering. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act").

     The Securities offered hereby are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any Governmental Agency.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------
     This Prospectus may not be used to consummate sales of the Securities unless accompanied by a Prospectus Supplement.
                             ---------------------
                  The date of this Prospectus is July 11, 1994

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1993 and the Company's 1993 Annual Report to Stockholders (but only to the extent such Annual Report to Stockholders is expressly incorporated by reference into the referenced Form 10-K), Current Reports on Form 8-K dated March 2, 1994 and March 4, 1994 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, as filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated in and made a part of this Prospectus by reference.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to National City Corporation, National City Center, 1900 East Ninth Street, Cleveland, Ohio 44114-3484 Attention: Thomas A. Richlovsky, Senior Vice President and Treasurer. Telephone requests may be directed to 216/575-2126.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60601, and copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Additional information regarding the Company and the Securities offered hereby is contained in the Registration Statement and the exhibits relating thereto, filed with the Commission under the Act. For further information pertaining to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

     Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S.$").

                                  THE COMPANY

     The Company is a multibank holding company which owns substantially all of the outstanding capital stock of 10 commercial banks, having a total of 614 banking offices in Ohio, Kentucky and Indiana. At December 31, 1993, the Company had consolidated total assets of $31.1 billion and total stockholders' equity of $2.8 billion. Based on consolidated total assets at December 31, 1993, the Company was approximately the 26th largest commercial banking organization in the United States. The Company's principal banking subsidiaries are National City Bank (Cleveland); National City Bank, Columbus; National City Bank, Kentucky; and National City Bank, Indiana.

     The Company's other subsidiaries and divisions offer a wide range of other financial services, such as credit card, retail payment and airline ticket processing, brokerage services, trust and investment management, equipment leasing, merchant and mortgage banking, public finance, venture capital, small business and community investment, and credit life insurance.

     The Company is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. There are legal limitations on the extent to which the Company's subsidiary banks can lend or otherwise supply funds to the Company or certain of its affiliates. Federal law limits the ability of the Company to borrow from, or sell its securities to, its subsidiary banks unless the loans are secured by specified collateral and, with respect to the Company or any non-bank affiliate, such loans and extensions of credit by any subsidiary bank are generally limited to 10% of the subsidiary bank's capital and surplus and, with respect to the Company and all of its non-bank affiliates, to an aggregate of 20% of the subsidiary bank's capital and surplus.

     In addition, the payment of dividends to the Company by its national or state-chartered subsidiary banks is subject to various regulatory limitations. In general, such banks must obtain the approval of the Comptroller of the Currency or state banking commissioner, as the case may be, if the total of all dividends declared by the bank in any calendar year exceeds the bank's net profits (as defined) for the current year combined with its retained net profits for the preceding two calendar years. Under applicable rules, the subsidiary banks could have declared up to $96.0 million of aggregate dividends at December 31, 1993 without prior regulatory approval. The ability of a subsidiary bank to pay dividends could be affected by its financial condition, including the maintenance of adequate capital for such bank and other factors. Federal and state banking regulators also have statutory authority to prohibit a bank from engaging in what is determined to be a fundamentally unsafe or unsound practice (as defined) in conducting its business.

     Pursuant to certain provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), an FDIC-insured bank can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured bank or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured bank in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Such liability to the FDIC is subordinated in right of payment to deposit liabilities, and to any obligation to depositors or general creditors. FIRREA also broadened the enforcement powers of the federal banking agencies to include the power to impose fines and penalties upon all financial institutions. In addition to the affiliate guarantee provisions described above, Federal Reserve Board policy requires every bank holding company to act as a source of financial strength to its subsidiary banks and to commit resources in support of each such subsidiary.

     The Federal Reserve Board, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have issued substantially similar risk-based and leverage capital guidelines applicable, respectively, to bank holding companies as well as national and state-chartered banks. Under the guidelines, such banking organizations may from time to time be required to maintain capital above the minimum required levels, whether because of their financial condition or actual or anticipated growth. If its capital falls below minimum guideline levels, a banking organization, among other things, may be denied approval to acquire or establish additional banks or non-bank businesses. Failure of any of the banks to meet applicable capital guidelines could subject such banks to a variety of enforcement remedies available to the federal banking agencies including limitations on the ability to pay dividends, issuance by the Comptroller of a directive to increase capital, and the termination of deposit insurance by the FDIC. The failure to comply with regulatory capital guidelines could subject a financial institution to a variety of regulatory actions under FIRREA, including the termination of deposit insurance by the FDIC. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), moreover, an undercapitalized bank must submit a capital restoration plan guaranteed by its parent company. As of March 31, 1994, all of the Company's banking subsidiaries were in compliance with applicable risk-based and leverage capital requirements.

     In September 1993, the Federal Reserve, in conjunction with the other federal bank regulatory agencies, issued proposed revisions to its capital adequacy guidelines which provide for consideration of interest rate risk in the overall determination of a bank's minimum capital requirements. The intended effect of the proposal would be to ensure that bank holding companies effectively measure and monitor their interest rate risk and that they maintain adequate levels of capital against it. The Company does not believe that the consideration of interest rate risk will have a material effect on the Company or any of its subsidiary banks.

     FDICIA and the regulations issued thereunder also have (i) limited the use of brokered deposits to well capitalized banks and adequately capitalized banks that have received waivers from the FDIC; (ii) established restrictions on the permissible investments and activities of FDIC-insured state chartered banks and their subsidiaries; (iii) implemented uniform real estate and lending rules;
(iv) prescribed standards to limit the risks posed by credit exposure between banks; (v) amended various consumer banking laws; (vi) increased restrictions on loans to a bank's insiders; (vii) established standards in a number of areas to assure bank safety and soundness; (viii) implemented additional requirements for institutions that have $500 million or more in total assets with respect to annual independent audits, audit committees, and management reports related to financial statements, internal controls and compliance with designated laws and regulations; and (ix) replaced the FDIC's flat-rate deposit insurance assessment system with a risk-based system under which a bank is placed in one of nine risk categories, principally on the basis of its capital level and an evaluation of the bank's risk to the Bank Insurance Fund, and the Bank's premiums are based on the probability of loss to the FDIC.

     The Company continues to analyze the effect of, and address its ongoing compliance with, the various regulations issued under FDICIA. It is anticipated that FDICIA and the regulations enacted thereunder, will continue to result in more limitations on banking activities generally, and increased costs for the Company and the banking industry because of higher FDIC assessments and higher costs of compliance, documentation and record keeping.

     In addition, certain legislative proposals under consideration, if enacted, could affect the possibility of changes in the corporate structure of the Company. The adoption of nationwide interstate banking, for instance, could impact upon possible acquisitions of control, since such legislation effectively would expand the potential universe of persons and holding companies which might undertake to acquire, or be acquired by, the Company. Similarly, the adoption of nationwide interstate branching could affect the possibility of a business combination involving one or more of the Company's subsidiary banks, since the banks could then be merged into one entity with branches in several states. Were any such business combination to occur, the survivor thereof, if other than the Company, would become obligated on, and primarily liable for, the Debt Securities.

     The Company is a Delaware corporation, with its executive offices located at National City Center, 1900 East Ninth Street, Cleveland, Ohio 44114-3484 (telephone 216/575-2000).

                                USE OF PROCEEDS

     Unless otherwise specified in an applicable Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities offered hereby will be added to the general funds of the Company and will be available for general corporate purposes, including investments in or advances to existing or future subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following are the consolidated ratios of earnings to fixed charges for each of the years in the five-year period ended December 31, 1993.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                              1993   1992   1991   1990   1989
                                                              ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges:
  Excluding Interest on Deposits............................  4.51x  3.72x  2.18x  1.91x  2.13x
  Including Interest on Deposits............................  1.81   1.52   1.23   1.20   1.26
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends:
  Excluding Interest on Deposits............................  3.92x  3.25x  2.05x  1.91x  2.13x
  Including Interest on Deposits............................  1.75   1.48   1.22   1.20   1.26

     For purposes of computing the ratios of earnings to fixed charges, income before income taxes plus fixed charges has been divided by fixed charges. Fixed charges, excluding interest on deposits, consist of interest on federal funds purchased, security repurchase agreements, other borrowed funds, corporate long-term debt, and that portion of rental expense which is deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the same items plus interest on deposits.

                       DESCRIPTION OF THE DEBT SECURITIES

     The Debt Securities will constitute either Senior Securities or Subordinated Securities of the Company. The Senior Securities and the Subordinated Securities will be issued under separate indentures (respectively, the "Senior Indenture" and the "Subordinated Indenture" and, collectively, the "Indentures"), between the Company and NBD Bank, National Association, as trustee (the "Trustee"). Pursuant to the Trust Indenture Act of 1939, as amended, the Trustee will have a "conflicting interest" if the Debt Securities issued under either Indenture are in default. In such event, the Trustee may be required to resign its trusteeship under the defaulted Indenture and the Company would thereupon endeavor to appoint a successor trustee under such Indenture. A copy of the form of each of the Indentures has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following description of Debt Securities relates to Debt Securities to be issued in connection with either a United States Offering or an International Offering, unless otherwise specified in the Prospectus Supplement relating thereto.

     The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indentures are referred to, it is intended that such Sections or definitions shall be incorporated herein by reference. The following summaries set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Offered Debt Securities. Unless otherwise indicated, Section references contained herein refer collectively to the Senior Indenture and the Subordinated Indenture.

     Since the Company is a holding company, the right of the Company, and hence the right of creditors and stockholders of the Company, including the holders of the Offered Debt Securities offered hereby, to participate in any distribution of assets of any subsidiary upon its liquidation, reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that the claims of the Company itself as a creditor of the subsidiary may be recognized.

GENERAL

     The Debt Securities will be unsecured obligations of the Company. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amounts of other indebtedness which may be incurred or other securities which may be issued by the Company. The Senior Securities will rank on a parity with all other unsecured unsubordinated indebtedness of the Company while the indebtedness represented by the Subordinated Securities will be subordinated as described below under "Subordinated Securities."

     Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms, where applicable, of the Offered Debt Securities in respect of which this Prospectus is being delivered: (1) the title of the Offered Debt Securities; (2) the limit, if any, on the aggregate principal amount or initial public offering price of the Offered Debt Securities; (3) the priority of payment of such Offered Debt Securities; (4) the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any, and the method of determining the same; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the date or dates on which such interest, if any, will be payable, the dates on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (8) the extent to which any of the Offered Debt Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Offered Debt Security, or the manner in which any interest payable on a temporary or permanent global Offered Debt Security will be paid;
(9) the dates, if any, on which, and the price or prices at which, the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking and/or purchase funds; (10) the date, if any, after which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or the holder thereof and the other detailed terms and provisions of such optional redemption;
(11) if applicable with respect to Subordinated Securities, terms relating to the conversion of such Subordinated Securities into Common Stock of the Company including, without limitation, the time and place at which such Subordinated Securities may be converted into Common Stock, the conversion price and any adjustments to such conversion price and any other such provisions as may at the time be applicable thereto; (12) the denomination or denominations in which such Offered Debt Securities are authorized to be issued; (13) whether any of the Offered Debt Securities will be issued in bearer form and, if so, any limitations on issuance of such bearer Offered Debt Securities (including exchange for registered Offered Debt Securities of the same series); (14) information with respect to book-entry procedures; (15) whether any of the Offered Debt Securities will be issued as Original Issue Discount Securities;
(16) each office or agency where, subject to the terms of the applicable Indenture, such Offered Debt Securities may be presented for registration of transfer, exchange or, if applicable, conversion; (17) any other terms of the series (which will not be inconsistent with the provisions of the applicable Indenture); (18) the currencies or currency units in which such Offered Debt Securities are issued and in which the principal of, interest on and additional amounts, if any, in respect of such Offered Debt Securities will be payable;
(19) whether the amount of payments of principal of or interest on such Offered Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined; (20) whether the Company or a holder may elect payment of the principal of or interest on such Offered Debt Securities in a currency, currencies, currency unit or units or composite currency other than that in which such Offered Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency, currencies, currency unit or units or composite currency in which such Offered Debt Securities are denominated or stated to be payable and the currency, currencies, currency unit or units or composite currency in which such Offered Debt Securities are to be so payable; (21) if other than the Trustee, the identity of the Security Registrar and/or Paying Agent; (22) if applicable, the defeasance of certain obligations by the Company pertaining to Offered Debt Securities of the series; (23) the Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Offered Debt Security (or one or more predecessor Offered Debt Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Offered Debt Security on an Interest Payment Date will be paid if other than in the manner provided in the related Indenture; (24) whether and under what circumstances the Company will pay additional amounts as contemplated by Section 1004 of the related Indenture (the term "interest", as used in this Prospectus, shall include such additional amounts on such Offered Debt Securities to any holder who is not a United States person (as defined below) (including any modification in the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge) and, if so, whether the Company will have the option to redeem such Offered Debt Securities rather than pay such additional amounts (and the terms of any such option); and (25) any other terms of such Offered Debt Securities.

     The Indentures do not limit the aggregate principal amount of the Debt Securities that may be issued thereunder or of any particular series of such Debt Securities and the Indentures provide that, in addition to the Debt Securities, additional Debt Securities may be issued thereunder from time to time in one or more series (Section 301). All of the Debt Securities issued under each of the Indentures will rank equally and ratably with any additional Debt Securities issued under such Indenture.

     The Debt Securities may be issued as Original Issue Discount Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their face amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder for such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such security and the applicable Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Special federal income tax and other considerations relating thereto will be described in the applicable Prospectus Supplement.

ACCELERATION OF MATURITY

     If any Event of Default with respect to Debt Securities of any series at the time outstanding shall occur and be continuing, then and in every such case the Trustee or the holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series of all Debt Securities of that series to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree based on such acceleration has been obtained by the Trustee, the holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, except, in the case of Senior Securities, the non-payment of principal of that series which has become due solely by such declaration of effectiveness, have been cured or waived as provided in the Indentures (Section 502). Reference is made to the Prospectus Supplement relating to each series of the Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

     Unless otherwise indicated in the applicable Prospectus Supplement, each series of the Offered Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that the Company may also issue the Debt Securities in bearer form only, or in both registered and bearer form. Any Debt Securities issued in bearer form shall have interest coupons attached, unless issued as zero coupon securities. The Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than offices located outside the United States of certain United States financial institutions. As used in this "Description of the Debt Securities", "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of any Debt Securities issued in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Offered Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Unless otherwise described in the Prospectus Supplement relating thereto, the principal, premium, if any, and interest, if any, of or on the Offered Debt Securities will be payable, and the transfer of the Offered Debt Securities will be registrable, at the corporate trust office of the Trustee, provided that payment of interest may be made at the option of the Company by check mailed to the address appearing in the Security Register of the person in whose name such Registered Security is registered at the close of business on the Regular Record Date (Sections 305 and 307).

     The Indentures do not contain any terms which would afford protection to the holders of the Debt Securities issued thereunder in the event of a recapitalization, a change of control, a highly leveraged transaction or a restructuring involving the Company that results in a downgrade of the Company's public debt rating.

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, and premium, if any, and interest, if any, on any Offered Debt Securities issued in bearer form will be made, subject to any applicable laws and regulations, at such office outside the United States as specified in the Prospectus Supplement and as the Company may designate from time to time, at the option of the holder by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest and certain additional amounts on any Offered Debt Securities issued in bearer form will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Debt Security issued in bearer form will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL SECURITIES

     The Offered Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Offered Debt Securities will be described in the Prospectus Supplement relating to such series.

RESTRICTIVE COVENANTS

     The Senior Indenture contains a covenant by the Company that, except as otherwise provided below, the Company will not sell, assign, pledge, transfer or otherwise dispose of, or permit the issuance of, or permit a Subsidiary to sell, assign, pledge, transfer or otherwise dispose of, any shares of Capital Stock of any Subsidiary or any securities convertible into Capital Stock of any Subsidiary which is: (a) a Principal Constituent Bank; or (b) a Subsidiary which owns shares of Capital Stock or any securities convertible into Capital Stock of a Principal Constituent Bank; provided, however, that such covenant does not prohibit (i) any dispositions made by the Company or any Subsidiary (A) acting in a fiduciary capacity for any Person other than the Company or any Subsidiary or (B) to the Company or any of its wholly owned (except for directors' qualifying shares and except for approximately 0.5% of the Voting Stock of the First National Bank of Ashland owned by persons other than the Company) Subsidiaries or (ii) the merger or consolidation of a Principal Constituent Bank with and into a Constituent Bank or the merger or consolidation of any Principal Constituent Bank with and into any other Principal Constituent Bank. Such covenant also does not prohibit sales, assignments, pledges, transfers, issuances or other dispositions of shares of Capital Stock of a corporation referred to in (a) or (b) above where: (i) the sales, assignments, pledges, transfers, issuances or other dispositions are made, in the minimum amount required by law, to any Person for the purpose of the qualification of such Person to serve as a director; or (ii) the sales, assignments, pledges, transfers, issuances or other dispositions are made in compliance with an order of a court or a regulatory authority of competent jurisdiction or as a condition imposed by any such court or authority to the acquisition by the Company, directly or indirectly, of any other corporation or entity; or (iii) in the case of a disposition or issuance of shares of Capital Stock or any securities convertible into Capital Stock of a Principal Constituent Bank, or sales of Capital Stock or any securities convertible into Capital Stock of any Subsidiary included in (b) above, the sales, assignments, pledges, transfers, issuances or other dispositions are for fair market value (as determined by the Board of Directors of the Company and the Subsidiary disposing of such shares or securities, such determination being evidenced by a Board Resolution) and, after giving effect to such disposition and to any potential dilution (if the shares or securities are convertible into Capital Stock), the Company and its directly or indirectly wholly owned (except for directors' qualifying shares) Subsidiaries will own directly not less than 80% of the Voting Stock of such Principal Constituent Bank or Subsidiary; or (iv) a Principal Constituent Bank sells additional shares of Capital Stock to its stockholders at any price, so long as immediately after such sale the Company owns, directly or indirectly, at least as great a percentage of the Voting Stock of such Principal Constituent Bank as it owned prior to such sale of additional shares. A Constituent Bank is a Subsidiary which is a Bank. A Principal Constituent Bank is a Constituent Bank the consolidated assets of which constitute 15% or more of the Company's consolidated assets. At the date of this Prospectus, National City Bank (Cleveland); National City Bank, Columbus; National City Bank, Kentucky; and National City Bank, Indiana are the only Principal Constituent Banks (Senior Indenture, Section 1006).

     The Senior Indenture contains a covenant prohibiting the Company from acquiring Capital Stock of any corporation or acquiring substantially all the assets and liabilities of any corporation, unless, immediately after such acquisition, the Company would be in full compliance with such Indenture (Senior Indenture, Section 1008). In addition, the Senior Indenture contains a covenant prohibiting the Company from creating or permitting any liens upon any shares of Capital Stock of any Constituent Bank to secure any indebtedness without securing the Senior Securities equally and ratably with all indebtedness secured thereby (Senior Indenture, Section 1007).

MODIFICATION AND WAIVER

     Each Indenture provides that modifications and amendments may be made by the Company and the Trustee with the consent of the holders of not less than a majority in principal amount of the Outstanding

Debt Securities of each series affected thereby; provided, however, that no such modifications or amendments may, without the consent of the holder of each Outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of interest on, any Debt Security, (b) reduce the principal amount thereof, or the rate of interest (if any) thereon, or additional amounts, if any, in respect of, or any premium payable upon the redemption of any Debt Security, (c) change the place of payment, coin or currency in which any Debt Security or any premium or interest thereon is payable, (d) impair the right to institute suit for the enforcement of any payment on or after the stated maturity date thereof or, in the case of redemption, on or after the redemption date, (e) reduce the above-stated percentage in principal amount of Outstanding Debt Securities of any series, the consent of the holders of which is required to modify or amend the Indenture,
(f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the holders of which is required for waiver of compliance with certain provisions of the related Indenture or for waiver of certain defaults, (g) modify (with certain exceptions) any provision of such Indenture relating to modification and amendment of such Indenture or waiver of compliance with conditions and defaults thereunder, (h) with respect to the Subordinated Indenture, alter in any respect the provisions regarding subordination of the Debt Securities issued thereunder in a manner adverse to the holders thereof (i) with respect to the Subordinated Securities convertible into Common Stock, adversely affect the right of conversion, (j) reduce the principal amount of Original Issue Discount Securities which could be declared due and payable upon acceleration of maturity thereof, or (k) change the obligation of the Company to pay additional amounts (Section 902).

     The holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company and the Trustee, with certain restrictive provisions of the Indentures (Senior Indenture, Section 1011; Subordinated Indenture, Section 1008). The holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of (and premium, if any) or interest on or additional amounts payable in respect of any Debt Security of such series or in respect of a covenant or provision which under the terms of the applicable Indenture cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of such series affected (Section 513).

     Modification and amendment of the Indentures may be made by the Company and the Trustee without the consent of any holder for any of the following purposes:
(i) to evidence the succession of another Person to the Company; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities; (iii) to add Events of Default; (iv) to add or change any provisions of any of the Indentures to facilitate the issuance of Bearer Securities; (v) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Debt Securities as set forth in the applicable Indenture; (vi) to establish the form or terms of Debt Securities of any series and any related coupons; (vii) to provide for the acceptance of appointment by a successor Trustee; (viii) to cure any ambiguity, defect or inconsistency in the applicable Indenture, provided such action is not inconsistent with the provisions of the applicable Indenture and does not adversely affect the interests of holders of Debt Securities of any series in any material respect under such Indenture; (ix) to modify, eliminate or add to the provisions of any of the Indentures to such extent as is necessary to conform to the obligations of the Company and the Trustee under the applicable Indenture to the Trust Indenture Act of 1939, as amended (Section 901); or (x) to make provision for the conversion rights of the holders of the Debt Securities in certain events (Subordinated Indenture, Section 901(10)).

OUTSTANDING DEBT SECURITIES

     In determining whether the holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under each of the Indentures, (i) the principal amount of an Original Issue Discount Security that may be counted in making such determination and that shall be deemed to be outstanding for such purposes shall be the amount of the principal thereof that would be declared to be due and payable upon a declaration of acceleration pursuant to the terms of such Original Issue Discount Security as of the date of such determination, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currencies shall be the U.S. dollar equivalent, determined by the Company as of the date such Debt Security is originally issued, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent as of such date of original issuance of the amount determined as provided in clause (i) above) of such Debt Security; and (iii) Debt Securities owned by the Company, or any other obligor upon the Debt Securities or any Affiliate of the Company or other such obligor, shall be disregarded and deemed not to be outstanding (Section 101).

ADDITIONAL PROVISIONS

     Each of the Indentures provides that the Trustee will be under no obligation (subject to the duty of such Trustee during a default thereunder to act with the required standard of care) to exercise any of its rights or powers under the related Indenture at the request or direction of any of the holders, unless such holders shall have offered such Trustee reasonable indemnity (Section 602). Subject to such provisions for indemnification of the Trustee, the holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of such series (Section 512).

     No holder of any Debt Security of any series will have the right to institute any proceeding, judicial or otherwise, with respect to the Indenture under which such holder's Debt Securities were issued for any remedy thereunder, unless: (a) such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series; (b) the holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee; (c) the Trustee shall not have received from the holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request; and (d) the Trustee shall have failed to institute such proceeding within 60 days after its receipt of such notice, request and offer of indemnity (Section 507). However, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of (and premium, if any), interest on, if any, or any additional amounts in respect of such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment (Section 508).

     The Company is required to furnish to the Trustee annually a statement as to performance or fulfillment of certain of its obligations under the applicable Indenture and as to any default in such performance or fulfillment (Section
1005).

REGARDING THE TRUSTEE

     The Company and its subsidiaries maintain deposit accounts and conduct various banking transactions with the Trustee.

                               SENIOR SECURITIES

     The Senior Securities will be direct, unsecured obligations of the Company and will rank pari passu with all outstanding and future senior indebtedness of the Company.

EVENTS OF DEFAULT

     The following will be Events of Default under the Senior Indenture with respect to the Debt Securities of any series issued thereunder: (a) failure to pay principal of or premium, if any, on any Senior Security of that series when due; (b) failure to pay any interest or any additional amounts on any Senior Security of that series when due, and continuance of such default for 30 days;
(c) failure to deposit any sinking fund payment, when due, in respect of any Senior Security of that series; (d) failure to perform any other covenant or warranty of the Company in such Indenture or Senior Securities (other than a covenant or warranty included in the

Indenture solely for the benefit of a series of Senior Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) acceleration of indebtedness in principal amount in excess of $5,000,000 for money borrowed by the Company or any Principal Constituent Bank under the terms of the instrument under which such indebtedness is issued or secured, if such acceleration is not annulled, or such indebtedness is not discharged, within 30 days after written notice as provided in the Indenture;
(f) certain events in bankruptcy, insolvency or reorganization of the Company or any Principal Constituent Bank; and (g) any other Event of Default provided with respect to Senior Securities of that series (Section 501).

                            SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured obligations of the Company and will rank in priority of payment with outstanding and future indebtedness of the Company as set forth below.

SUBORDINATION

     During the continuance beyond any applicable grace period of any default with respect to Senior Indebtedness (as defined below), no payment of principal of and interest on the Subordinated Securities shall be made by the Company until payment in full of all principal of and premium and interest on such Senior Indebtedness. In addition, upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the Subordinated Securities is to be subordinated to the extent provided in the Subordinated Indenture (Subordinated Indenture, Article Fifteen).

     For purposes of the preceding paragraph, the term "Senior Indebtedness" will be defined to mean the principal of, and premium, if any, and interest on, all indebtedness of the Company, whether outstanding on the date of execution of the Subordinated Indenture or thereafter incurred or created, except such indebtedness as is by its terms expressly stated to be not superior in right of payment to the Subordinated Securities or to rank pari passu or is identified in a Board Resolution of the Company or any indenture supplemental to the Subordinated Indenture as not superior in right of payment nor to rank pari passu with the Subordinated Securities (Section 101). As of March 31, 1994, the Company had approximately $161 million principal amount of debt which would constitute Senior Indebtedness.

EVENT OF DEFAULT

     An Event of Default will be defined under the Subordinated Indenture with respect to Debt Securities of any series issued thereunder as certain events of bankruptcy, insolvency or reorganization of the Company or any Principal Constituent Bank.

     The Subordinated Indenture does not provide for any right of acceleration of the payment of the principal of a series of Subordinated Securities upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the Subordinated Securities of a particular series or in the Subordinated Indenture. In the event of a default in the payment of interest or principal, the holder of a Subordinated Security (or the Trustee under the Subordinated Indenture on behalf of the holders of all of the series of Subordinated Securities so affected) may, subject to certain limitations and conditions, seek to enforce payment of such interest or principal.

CONVERSION

     If any Subordinated Security is to be convertible into Common Stock ("Convertible Subordinated Securities"), certain terms and provisions with respect thereto will be set forth in a Convertible Subordinated Security Prospectus Supplement (a "Convertible Prospectus Supplement"). To the extent that the description set forth herein is inconsistent with such terms and provisions, such terms and provisions shall govern with respect to any Convertible Subordinated Security.

     Except as set forth in the applicable Convertible Prospectus Supplement, the holders of Convertible Subordinated Securities will be entitled at any time on or prior to the close of business on the date set forth in the applicable Convertible Prospectus Supplement, subject to prior redemption, to convert such Convertible Subordinated Securities or portions thereof (which are $1,000 or integral multiples thereof) into Common Stock of the Company at the conversion price set forth on the cover page of such Convertible Prospectus Supplement. No adjustment will be made upon conversion of any Convertible Subordinated Security for interest accrued thereon or for dividends on any Common Stock issued. If any Convertible Subordinated Security is converted between a record date for the payment of interest and the next succeeding interest payment date, such Convertible Subordinated Security must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. The Company is not required to issue fractional interests in Common Stock upon conversion of Convertible Subordinated Securities and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last business day prior to the date of conversion. In the case of Convertible Subordinated Securities called for redemption, conversion rights will expire at the close of business on the redemption date.

     Except as set forth in the applicable Convertible Prospectus Supplement, the conversion price is subject to adjustment as set forth in the Subordinated Indenture in certain events, including the issuance of dividends on the Company's Common Stock payable in its Common Stock; subdivisions, combinations and certain reclassifications of the Common Stock; certain consolidations, mergers and sales of the property of the Company; the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for Common Stock at less than the then current market price (as defined in the Subordinated Indenture) per share of the Common Stock; and the distribution to all holders of Common Stock of evidences of indebtedness or of securities of the Company or of assets (other than cash dividends or cash distributions payable out of consolidated net earnings or retained earnings). No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the price then in effect; provided however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right to purchase any of the foregoing, in exchange for cash, property or services. In case of the reclassification or change in the outstanding shares of Common Stock, or the consolidation or merger of the Company with or into another corporation which is effected in such a way that holders of Common Stock are entitled to receive stock, securities or property (including cash) with respect to or in exchange for Common Stock, or the sale or conveyance of its property as an entirety or substantially as an entirety to another corporation, a supplemental indenture shall be executed providing that the holder of a Convertible Subordinated Security shall have the right to convert such Convertible Subordinated Security into the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which would have been issuable upon conversion of such Convertible Subordinated Security immediately prior thereto.

     Except as set forth in the applicable Convertible Prospectus Supplement, any Convertible Subordinated Securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of such Convertible Subordinated Securities at the redemption price by one or more broker-dealers or other purchasers who may agree with the Company to purchase such Convertible Subordinated Securities and convert them into Common Stock of the Company.

     In the event of a taxable distribution to holders of Common Stock that results in any adjustment of the conversion price, the holders of the Convertible Subordinated Securities may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend. See the Prospectus Supplement or Supplements relating to such Securities.

                       DESCRIPTION OF THE PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Preferred Stock so offered will be described in the Prospectus Supplement relating to such series of the Preferred Stock. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation relating to each series of the Preferred Stock.

GENERAL

     Under the Company's Restated Certificate of Incorporation, as amended (the "Charter"), the Board of Directors of the Company is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of Preferred Stock in one or more series, with such voting powers, designations, preferences, rights, qualifications, limitations and restrictions, as shall be set forth in resolutions providing for the issue thereof. The Company currently has outstanding 771,460 shares of Preferred Stock.

     As described under "Depositary Shares", the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Depositary (as defined below).

     Since the Company is a holding company, the right of the Company, and hence the right of creditors and stockholders of the Company, to participate in any distribution of assets of any subsidiary upon its liquidation, reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

     The Preferred Stock will, when issued, be fully paid and non-assessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity in all respects with each other series of the Preferred Stock.

     The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of the Preferred Stock will be National City Bank (Cleveland).

     The following statements are brief summaries of certain provisions that will be contained in the Certificate of Designation authorizing the issuance of a series of the Preferred Stock. These statements do not purport to be complete and are qualified in their entirety by reference to such Certificate of Designation, the form of which will be filed as an exhibit to the Registration Statement, and to the Charter. The resolutions set forth in the Certificate of Designation will be adopted by a duly authorized committee of the Board of Directors prior to the issuance of a series of the Preferred Stock and such Certificate of Designation will be filed with the Secretary of State of the State of Delaware as soon thereafter as reasonably practicable.

DIVIDENDS

     Holders of the Preferred Stock of each series will be entitled to receive, when and as declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Dividends may or may not be cumulative as set forth in the Prospectus Supplement. Each dividend will be payable to holders of record as they appear on the stock register of the Company on the Record Dates fixed by the Board of Directors of the Company.

     If there shall be outstanding shares of any other series of preferred stock ranking junior to or on a parity with any series of the Preferred Stock as to dividends, no dividends shall be declared or paid or set aside for payment on any such other series for any period unless full cumulative (if applicable) dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for such payment on such series of the Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such dividends. If dividends on any series of the Preferred Stock and on any other series of preferred stock ranking on a parity as to dividends with such series of the Preferred Stock are in arrears, in making any dividend payment on account of such arrears, the Company shall make payments ratably upon all outstanding shares of such series of the Preferred Stock and shares of such other series of preferred stock in proportion to the respective amounts of dividends in arrears on such series of the Preferred Stock and on such other series of preferred stock to the date of such dividend payment. Holders of shares of any series of the Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative (if applicable) dividends on such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

     Unless full cumulative (if applicable) dividends on all outstanding shares of any series of the Preferred Stock shall have been paid or declared and set aside for payment for all past dividend payment periods, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to such series of the Preferred Stock as to dividends and upon liquidation) shall be declared upon the Common Stock or upon any other stock ranking junior to such series of the Preferred Stock as to dividends and upon liquidation, nor shall any Common Stock or any other stock of the Company ranking junior to or on a parity with such series of the Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to such series of the Preferred Stock as to dividends and upon liquidation).

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of each series of the Preferred Stock will be entitled to receive and to be paid out of assets of the Company available for distribution to its stockholders, before any payment or distribution is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, a liquidating distribution in an amount per share as set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus accrued and unpaid dividends. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of such series of the Preferred Stock will have no right or claim to any of the remaining assets of the Company. If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of stock of the Company ranking as to any such distribution on a parity with the Preferred Stock of such series are not paid in full, the holders of the Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective distributable amounts to which they are entitled. Neither the sale of all or substantially all the property or business of the Company, nor the merger or consolidation of the Company into or with any other corporation shall be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the Company.

REDEMPTION

     Any series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon the terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     In the event that full cumulative (if applicable) dividends on any series of the Preferred Stock have not been paid or declared and set apart for payment, such series of the Preferred Stock may not be redeemed in part and the Company may not purchase or acquire any shares of such series otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of such series of the Preferred Stock.

VOTING RIGHTS

     The Preferred Stock of a series shall have such voting rights as shall be provided in the Prospectus Supplement relating thereto; provided, however, that in no event shall any holder of shares of any series of the Preferred Stock be entitled to more than one vote for each such share. As more fully described under "Depositary Shares," if the Company elects to provide for the issuance of Depositary Shares representing fractional interests in a share of such series of the Preferred Stock, the holders of each such Depositary Share will, in effect, be entitled through the Depositary to such fraction of a vote rather than a full vote.

CONVERSION RIGHTS

     The Preferred Stock of a series shall have such conversion rights as shall be provided in the Prospectus Supplement relating thereto.

DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which will be filed with the Commission at or prior to the time of the sale of such series of the Preferred Stock.

GENERAL

     The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of Depositary Receipts evidencing Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) in a share of a particular series of the Preferred Stock as described below.

     The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     Upon surrender of Depositary Receipts at the principal office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the holder of such Depositary Shares evidenced thereby will be entitled to delivery at such office, to or upon his order, of the number of whole shares of the Preferred Stock and any money or other property represented by such Depositary Shares. Partial shares of the Preferred Stock will not be issued. If Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. The holders of shares of the Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. Unless otherwise indicated in the applicable Prospectus

Supplement, the Company does not expect that there will be any public trading market for shares of the Preferred Stock represented by Depositary Shares except as represented by such Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, such Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of the Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares relating to shares of the Preferred Stock so redeemed. If less than all of the Depositary Shares are to be redeemed, such Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     After the date fixed for redemption, Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of such Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of Depositary Receipts evidencing such Depositary Shares.

CONVERSION

     With respect to a series of the Preferred Stock underlying Depositary Shares that is convertible into Common Stock, a holder of Depositary Receipts may participate in the conversion in the manner specified in the pertinent Certificate of Designation for holders of the underlying Preferred Stock. If Depositary Shares represented by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Depositary Receipts will be issued by the Depositary for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the date of conversion.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of Depositary

Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of the Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of the Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or if applicable, converted into Common Stock, or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

     The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

     The Board of Directors of the Company is authorized to issue a maximum of 350,000,000 shares of Common Stock. As of March 31, 1994, 151,072,522 shares of Common Stock were outstanding. Subject to any prior rights of any preferred stock of the Company then outstanding, holders of the Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Company out of funds legally available therefor. For information concerning legal limitations on the ability of the Company's banking subsidiaries to supply funds to the Company, see "The Company." Subject to the rights, if any, of any preferred stock of the Company then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any such preferred stock, in the event of liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive rights to subscribe for any additional securities which may be issued by the Company. The outstanding shares of Common Stock are fully paid and non-assessable. The transfer agent and registrar for the Common Stock is National City Bank.

                             UNITED STATES TAXATION

     The following summary of the principal United States federal income tax consequences of the ownership of the Debt Securities, the Preferred Stock and Depositary Shares is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed United States Treasury Regulations (the "Treasury Regulations"), and existing administrative and judicial precedent, all as in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. The legal conclusions in this discussion under the caption "United States Taxation" constitute the opinion of Jones, Day, Reavis & Pogue, special tax counsel to the Company, which opinion is not binding upon the Internal Revenue Service (the "IRS") or any other administrative or judicial agency, authority or tribunal.

     The tax summary deals only with Securities held as capital assets by initial purchasers thereof, and does not deal with purchasers that do not acquire such Securities as part of the initial distribution or with special classes of holders, such as dealers in securities or currencies, financial institutions, tax-exempt organizations, life insurance companies, controlled foreign corporations or persons holding such Securities as a hedge against currency risks. It also does not address Debt Securities with a maturity at issue of 183 days or less that are held by United States Alien holders (as defined below) and United States holders (as defined below) whose functional currency is not the U.S. dollar.

     Prospective purchasers of Securities should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations, as well as any tax consequences under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

     As used herein, the term "United States holder" means a holder of a Security who or that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

DEBT SECURITIES

  Payments of Interest

     Interest (including qualified stated interest, as defined under "Original Issue Discount Securities" below) paid on a Debt Security, whether in U.S. dollars or a foreign currency (as used in this section "foreign currency" includes a composite currency), will generally be taxable to a United States holder as ordinary interest income at the time it accrues or is received (whether actually or constructively) in accordance with the United States holder's method of accounting for federal tax purposes. Special rules governing the treatment of interest paid with respect to Original Issue Discount Securities (as defined below) are described under "Original Issue Discount Securities" below. If payment is made in a foreign currency, the amount includible in income will be the U.S. dollar value of the interest payment based on the exchange rate in effect on the date of receipt or, in the case of an accrual basis United States holder, generally based on the average exchange rate in effect during the interest accrual period, in either case regardless of whether the payment is in fact converted into U.S. dollars. In addition, upon receipt of an interest payment in a foreign currency (including a payment attributable to accrued but unpaid interest upon the sale, exchange or retirement of a Debt Security), an accrual basis United States holder generally will recognize exchange gain or loss (characterized for federal income tax purposes as ordinary income or loss) measured by the difference between such average exchange rate and the exchange rate in effect on the date of receipt.

  Original Issue Discount Securities

     General. A Debt Security with an issue price that is less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes (an "Original Issue Discount Security"). The "issue price" of an issue of Debt Securities will be the first price at which a substantial amount of such Debt Securities is sold to the public. The "stated redemption price at maturity" of a Debt Security will equal the sum of all payments to be made thereunder, other than payments of qualified stated interest (as defined below). As a result, a Debt Security generally will have original issue discount if it does not provide for payments exclusively of qualified stated interest. "Qualified stated interest" is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Applicable Treasury Regulations contain special rules that, in certain circumstances, may deem some or all of the interest payable on variable rate debt instruments or debt instruments subject to certain contingencies as constituting qualified stated interest. If the difference between a Debt Security's stated redemption price at maturity and its issue price is less than
 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Debt Security will not be considered to have original issue discount.

     United States holders of Original Issue Discount Securities having a maturity of more than one year from their date of issue are required to include original issue discount in income as it accrues without regard to when the cash payments attributable to such income are received. The amount of original issue discount includible in income by a United States holder of an Original Issue Discount Security is the sum of the daily portions of original issue discount for each day during the taxable year or portion of the taxable year in which it holds such Original Issue Discount Security. The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the original issue discount allocable to that accrual period. An "accrual period" is each period between payment dates (including, if shorter, the period from the issue date to the first interest payment date and the period from the last interest payment date to the maturity date), although an accrual period may be of any length and the accrual periods may vary in length over the term of an Original Issue Discount Security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to an accrual period is the excess of (a) the product of the Original Issue Discount Security's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of a constant interest rate and compounded at the end of each accrual period and properly adjusted for the length of the accrual period) over (b) the amount of qualified stated interest allocable to the accrual period. The "adjusted issue price" of the Original Issue Discount Security at the beginning of any accrual period is the sum of the issue price of such Original Issue Discount Security, plus the accrued original issue discount for all prior accrual periods, minus any prior payments on the Original Issue Discount Security that were not qualified stated interest payments.

     Under the foregoing rules, United States holders will generally have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     It is possible that Debt Securities that (i) bear interest initially at a fixed rate followed by a variable rate that is not approximately the same as the initial fixed rate on the date of issue or (ii) bear interest at a variable rate that is not a single qualified floating rate or objective rate would be subject to the original issue discount rules regardless of the price at which such Debt Securities are issued. Accordingly, United States holders (including cash basis holders) may be required to report income in respect of such Debt Securities before the receipt of cash payments attributable thereto under the rules described above. The applicable Prospectus Supplement will contain a discussion of any additional relevant United States federal income tax consequences with respect to an issuance of variable rate Original Issue Discount Securities.

     A United States holder who purchases an Original Issue Discount Security for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Security after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Security at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount that such United States holder must include in its gross income with respect to such Original Issue Discount Security for any taxable year (or portion thereof) in which the United States holder holds the Original Issue Discount Security will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to such year.

     Optional Redemption. For purposes of determining original issue discount, if the Company has an option to redeem a Debt Security prior to its stated maturity, such option will be presumed to be exercised if and on such dates that, by utilizing any date on which such Debt Security may be redeemed as the maturity date and the amount payable on such date in accordance with the terms of such Debt Security (the "redemption price") as the stated redemption price at maturity, the yield on the Debt Security would be minimized. If such option is not in fact exercised when presumed to be exercised, the Debt Security would be treated as if it were redeemed, and a new Debt Security were issued, on the presumed exercise date for an amount equal to the redemption price.

     Acceleration of Maturity. The applicable Prospectus Supplement will contain a discussion of any additional relevant United States federal income tax consequences relating to an acceleration of the maturity of an Original Issue Discount Security.

     Short-Term Debt Securities. In general, an individual or other cash method United States holder of a Debt Security that matures one year or less from its date of issuance (a "Short-Term Discount Security") is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so. Accrual method United States holders and certain other United States holders, including banks, regulated investment companies and dealers in securities, are required to accrue original issue discount on Short-Term Discount Securities on a straight-line basis unless an election is made to accrue the original issue discount under the constant yield method (based on daily compounding). In the case of a United States holder not required and not electing to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Discount Security will be ordinary income to the extent of the original issue discount accrued on a straight-line basis through the date of sale, exchange or retirement. United States holders who are not required to and do not elect to accrue original issue discount on Short-Term Discount Securities will be required to defer deductions for interest on borrowings allocable to Short-Term Discount Securities in an amount not exceeding the deferred income until the deferred income is realized.

     Foreign Currency Denominated Original Issue Discount Securities. Original issue discount for any accrual period on an Original Issue Discount Security that is denominated in a foreign currency generally will be determined in the foreign currency and then translated into U.S. dollars based on the average exchange rate in effect during the interest accrual period. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of interest or the sale or retirement of an Original Issue Discount Security), a United States holder generally will recognize exchange gain or loss (characterized for federal income tax purposes as ordinary income or loss) measured by the difference between such average exchange rate and the exchange rate in effect on the date of receipt.

     Reporting. The Company is required to report to the IRS the amount of original issue discount accrued on Original Issue Discount Securities held of record by United States holders other than certain exempt holders, such as corporations and tax-exempt organizations. The amount required to be reported by the

Company may not be equal to the amount of original issue discount required to be reported as taxable income by a United States holder of such Original Issue Discount Securities.

  Debt Securities Purchased at a Market Discount or Premium

     Market Discount. If a United States holder purchases a Debt Security, other than an Original Issue Discount Security, for an amount that is less than its issue price or, in the case of an Original Issue Discount Security, for an amount that is less than both (i) its issue price and (ii) its issue price plus, as of the purchase date, the aggregate amount of original issue discount includible in the gross income of all holders of such Original Issue Discount Security before such United States holder's purchase of the Original Issue Discount Security, the amount of the difference will be treated as "market discount," unless such difference is less than a specified de minimis amount.

     Under the market discount rules, a United States holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Security, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Debt Security as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount that has not previously been included in income and is treated as having accrued on such Debt Security at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Debt Security, unless the United States holder elects to accrue market discount over such period on a constant yield method. The amount of accrued market discount will be reduced by the amount of any partial principal payment (or, in the case of an Original Issue Discount Security, any payment that does not constitute qualified stated interest) included in gross income under the market discount rules.

     A United States holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Debt Security with market discount until the maturity of the Debt Security or its earlier disposition in a taxable transaction. The amount so deferred is that portion of any interest expense on such indebtedness, net of the interest (including original issue discount) includible in gross income, but only to the extent of the allocable portion of the accrued market discount.

     A United States holder may elect to include market discount in income currently as it accrues (either ratably or on a constant yield method using semiannual compounding), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Debt Security and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary income for United States federal income tax purposes.

     In the case of a Debt Security that is denominated in a foreign currency and that is purchased with market discount, (i) market discount is determined in units of the foreign currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Debt Security (other than accrued market discount taken into account currently) is translated into U.S. dollars at the exchange rate on such payment or disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a United States holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Debt Security in the manner described above with respect to computation of exchange gain or loss on accrued interest.

     Amortizable Bond Premium. A United States holder that purchases a Debt Security for an amount in excess of the amount payable at maturity will be considered to have purchased such Debt Security at a premium equal to such excess and may elect to amortize such premium using a constant yield method over the term of the Debt Security. Any such election will apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States holder, and is irrevocable without the consent of the IRS.

     With respect to a Debt Security that is denominated in a foreign currency and that is purchased with amortizable bond premium, such premium is determined in the relevant foreign currency and reduces interest income in units of the foreign currency. Although not entirely clear, a United States holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of acquisition of the Debt Security.

  Purchase, Sale, Exchange and Retirement of the Debt Securities

     A United States holder's adjusted tax basis in a Debt Security will be its U.S. dollar cost (which, in the case of a Debt Security purchased with a foreign currency, will be the U.S. dollar value of the purchase price on the date of purchase), increased by the amount of any original issue discount or accrued market discount included in the United States holder's income with respect to the Debt Security and reduced by the amount of any amortizable bond premium, by principal payments received by the United States holder and, in the case of Original Issue Discount Securities, by the amount of any interest payments on the Debt Security that are not qualified stated interest payments. A United States holder will recognize gain or loss on the sale, exchange or retirement of a Debt Security equal to the difference between the amount realized on the sale, exchange or retirement and the United States holder's adjusted tax basis in the Debt Security. The amount realized on a sale, exchange or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on the date of sale, exchange or retirement. Except to the extent described in the next paragraph and under "Short-Term Debt Securities" above, gain or loss recognized on the sale, exchange or retirement of a Debt Security will be capital gain or loss and will be long-term capital gain or loss if the Debt Security was held for more than one year.

     The portion of any gain or loss recognized by a United States holder on the sale, exchange or retirement of a Debt Security denominated in a foreign currency that is attributable to fluctuations in exchange rates will be treated as ordinary income or loss.

  Exchange of Amounts in Other Than U.S. Dollars

     Foreign currency received as interest on, or on the sale, exchange or retirement of, a Debt Security will have a tax basis equal to the U.S. dollar value of such foreign currency, determined at the time such interest is received or at the time of such sale, exchange or retirement. Foreign currency that is purchased will generally have a tax basis equal to its U.S. dollar cost. Any gain or loss recognized on a sale or other disposition of a foreign currency (including its subsequent use to purchase the Debt Securities or upon exchange for U.S. dollars) will be ordinary income or loss. However, a United States holder who converts U.S. dollars to a foreign currency and immediately thereafter uses that currency to purchase a Debt Security denominated in the same foreign currency will not recognize gain or loss in connection with such conversion and purchase.

  Conversion of Convertible Subordinated Securities

     Except to the extent of cash received in lieu of fractional shares, no gain or loss will be recognized upon the conversion of a Convertible Subordinated Security into Common Stock. A United States holder of a Convertible Subordinated Security converted into Common Stock will generally have a carryover basis in such shares and the holding period for the Common Stock will include the holding period of the Convertible Subordinated Security.

     The conversion price of a Convertible Subordinated Security may be adjusted if, among other things, the Company makes certain distributions to its shareholders. If the Company adjusts the conversion price of the Convertible Subordinated Securities, holders of the Convertible Subordinated Securities may be viewed as receiving a deemed distribution; in certain other circumstances, the absence of such an adjustment may result in a deemed distribution to the holders of the Common Stock. All or a portion of any such deemed distribution may be taxable as ordinary dividend income. The applicable Prospectus Supplement will contain a discussion of any additional relevant United States federal income tax consequences with respect to Convertible Subordinated Securities.

  Indexed Debt Securities

     The applicable Prospectus Supplement will contain a discussion of the additional relevant United States federal income tax consequences, if any, with respect to any Debt Securities, payments on which (whether interest or principal) are determined by reference to any index.

  Debt Securities with Contingent Payments

     The applicable Prospectus Supplement will contain a discussion of the additional relevant United States federal income tax consequences, if any, with respect to any Debt Securities that provide for one or more contingent payments (whether of interest or principal).

  Bearer Securities

     A United States holder generally will not be entitled to deduct any loss sustained on the sale or other disposition (including the receipt of principal) of Bearer Securities (other than Bearer Securities having a maturity of one year or less from the date of issue), and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities (other than Bearer Securities having a maturity of one year or less from the date of issue).

  Preferred Stock, Depositary Shares and Common Stock

     Dividends, if any, paid on the Preferred Stock or Common Stock to a United States holder will be subject to tax as ordinary income to the extent of the Company's current or accumulated earnings and profits as computed for federal income tax purposes. To the extent that the amount of any dividend paid on the Preferred Stock or Common Stock exceeds the Company's current and accumulated earnings and profits for federal income tax purposes, such dividend will be treated first as a nontaxable return of capital that will be applied against and reduce the adjusted tax basis of the United States holder's Preferred Stock or Common Stock, as the case may be. Any amount in excess of the United States holder's adjusted tax basis would then be taxed as capital gain, and will be long-term capital gain if the United States holder's holding period for the Preferred Stock or Common Stock, as the case may be, exceeds one year. For purposes of the remainder of this discussion of federal income tax consequences, the term "dividend" refers to a distribution out of current or accumulated earnings and profits and taxed as ordinary income as described above, unless the context indicates otherwise.

     The 70% (and in some cases 80%) dividends received deduction may be available with respect to dividends paid by the Company to United States holders that are corporations (or partnerships to the extent they have corporate partners). However, a corporate United States holder that disposes of shares within 45 days of their date of acquisition (or 90 days, in the case of dividends on any Preferred Stock attributable to periods aggregating in excess of 366 days) cannot claim the dividends received deduction for dividends on such shares. (These time periods are extended for periods during which the United States holder's risk of loss with respect to such shares is diminished, for example, by an offsetting position.) In addition, if a corporation incurs indebtedness for the purpose of making or carrying a portfolio stock investment (which would include the Preferred Stock and Common Stock), the 70% (or in some cases 80%) deduction for dividends received will generally be disallowed with respect to the dividends on that portion of such stock that was acquired or carried by means of such indebtedness. The dividends received deduction would not be available for interest payments on Convertible Subordinated Securities convertible into Common Stock.

     Upon the sale or exchange of shares of the Preferred Stock or Common Stock, the United States holder will recognize gain or loss measured by the difference between the amount realized and the adjusted tax basis in such shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares were held for more than one year.

     The applicable Prospectus Supplement will contain a discussion of the additional relevant United States federal income tax consequences, if any, with respect to the Preferred Stock and the Common Stock.

     Owners of Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of any Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for shares of the Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

  Backup Withholding and Information Reporting

     A United States holder may be subject to backup withholding at a rate of 31% on, and information reporting with respect to, payments of principal, premium or interest (including original issue discount, if any) on, dividends on, and the proceeds of disposition of, a Debt Security, Preferred Stock, Depositary Shares or Common Stock. Backup withholding will apply only if the United States holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. United States holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

     The amount of any backup withholding from a payment to a United States holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund of federal income tax, provided that the required information is furnished to the IRS.

UNITED STATES ALIEN HOLDERS

     As used herein, the term "United States Alien holder" means any holder that is not a United States holder.

  Income and Estate Tax Consequences

     Subject to the discussion of backup withholding below:

          (a) If the Debt Securities are offered, sold and delivered, and principal and interest thereon is paid, in accordance with the terms of the Indentures, and, in the case of Bearer Securities, in accordance with the procedures described under "Limitations on Issuance of Bearer Securities," payments of principal and any premium and interest (including any original issue discount) on the Debt Securities by the Company or any of its paying agents to any United States Alien holder will not be subject to United States federal tax payable by withholding, provided that, in the case of interest or original issue discount, (1) the United States Alien holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (2) the United States Alien holder is not a controlled foreign corporation that is related to the Company through stock ownership, (3) the United States Alien holder is not a bank receiving interest described in Code Section 881(c)(3)(A), and (4) if the Debt Security is a Registered Security (including such Debt Securities that were received in exchange for Bearer Securities), either (i) the beneficial owner of the Debt Securities certifies to the Company or its paying agent, under penalties of perjury, that it is not a United States holder and provides its name and address, or
     (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a

     "financial institution") and holds the Debt Securities on behalf of the beneficial owner certifies to the Company or its paying agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

          (b) A United States Alien holder will not be subject to United States federal tax payable by withholding on gain realized on the sale or exchange of a Debt Security or a share of Preferred Stock, a Depositary Share or a share of Common Stock (including the receipt of cash in lieu of fractional shares upon conversion of a Convertible Subordinated Security) unless
     (1)(i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and either such individual has a "tax home" (as defined in Code Section 911(d)(3)) in the United States or the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (ii) such gain is effectively connected with the conduct by such holder of a trade or business in the United States, or (2) with respect to a United States Alien holder of Convertible Subordinated Securities, the Preferred Stock, Depositary Shares or Common Stock, the Company is a United States real property holding corporation within the meaning of Code Section 897(c)(2) and such holder owns, or owned during an applicable five-year period, actually or constructively, Convertible Subordinated Securities, the Preferred Stock, Depositary Shares or Common Stock with a value exceeding 5% of the fair market value of the applicable class of the Company's stock;

          (c) A United States Alien holder will not be subject to United States federal income tax upon the conversion of a Convertible Subordinated Security or Preferred Stock or Depositary Shares into shares of Common Stock except with respect to the receipt of cash in lieu of fractional shares by certain holders described in clause (b)(1) and (2) above;

          (d) Dividends paid or constructively paid on shares of Preferred Stock, Depositary Shares or shares of Common Stock to a United States Alien holder will be subject to (i) United States federal tax payable by withholding at a rate of 30% (or lower rate pursuant to an applicable income tax treaty between the United States and the United States Alien holder's country of residence), if the dividends are not effectively connected with a United States trade or business of the United States Alien holder, or (ii) net United States federal income taxation at progressive rates of tax if the dividends are effectively connected with the conduct by the United States Alien holder of a trade or business in the United States. In addition, an adjustment in the conversion price of the Convertible Subordinated Securities or the Preferred Stock may be viewed as a deemed distribution, all or a portion of which may be taxable as a dividend that is subject to the appropriate U.S. federal tax regime described in the previous sentence;

          (e) A Debt Security or coupon held by an individual who at the time of his death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and the income on the Debt Securities or coupon would not have been effectively connected with the conduct of a trade or business by the individual in the United States; and

          (f) Shares of the Preferred Stock, Depositary Shares or Shares of Common Stock held by an individual at the time of his death (or theretofore transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information reporting and backup withholding do not apply to payments of principal, to any premium and interest (including any original issue discount) made outside the United States by the Company or a paying agent on a Bearer Security or coupon, to dividend payments made on the Preferred Stock, Depositary Shares, or Common Stock or to payments made on a Registered Security (including such Debt Securities that were received in exchange for Bearer Securities) if the certification described in clause (a)(4) under "Income and Estate Tax Consequences" above is received or, in the case of dividend payments, if such payments are made to a foreign address, provided, in each case, that the payor does not have actual knowledge that the holder is a United States person.

     In addition, if payments are collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a Bearer Security or coupon, such custodian, nominee or other agent will not be required to deduct backup withholding from payments made to such owner. However, if the custodian, nominee or other agent is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period, information reporting will be required with respect to payments made to such owner unless such custodian, nominee or other agent has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary, or the owner otherwise establishes an exemption. The United States Treasury Department has indicated that it is studying the possible application of backup withholding in the case of United States and United States-related custodians, nominees and agents.

     Payment of the proceeds from the sale of a Security to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period, information reporting will apply to such payments unless such custodian, nominee or other agent has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary, or the owner otherwise establishes an exemption. Payment of the proceeds from a sale of a Security to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding. The United States Treasury Department has indicated that it is studying the possible application of backup withholding in the case of foreign offices of United States and United States-related brokers.

     Any amounts withheld from a payment to a United States Alien holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund of federal income tax, provided that the required information is furnished to the IRS.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     To avoid potential adverse United States federal tax consequences to holders of the Debt Securities, Bearer Securities (including Securities in permanent global form that are either Bearer Securities or exchangeable for Bearer Securities) may not be offered or sold during the restricted period (as defined in Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) within the United States or to United States persons (each as defined below) other than to an office located outside the United States of a United States financial institution (as defined in Treasury Regulations Section 1.165-12(c)(1)(v)), purchasing for its own account or for resale or for the account of certain customers, that provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the Treasury Regulations thereunder, or to certain other persons described in Treasury Regulations Section 1.163-5(c)(2)(i)(D)(1)(iii)(B). Moreover, such Bearer Securities may not be delivered in connection with their sale during the restricted period within the United States. Any distributor (as defined in Treasury Regulations Section 1.163-5(c)(2)(i)(D)(4)) participating in the offering or sale of Bearer Securities must covenant that it will not offer or sell during the restricted period any Bearer Securities within the United States or to United States persons (other than the persons described above), it will not deliver in connection with the sale of Bearer Securities during the restricted period any Bearer Securities within the United States and it has in effect procedures reasonably designed to ensure that its employees and agents who are directly engaged in selling the Bearer Securities are aware of the restrictions on offers and sales described above. No Bearer Security (other than a temporary global Security) may be delivered, nor may interest be paid on any Bearer Security until receipt by the Company of (i) a Depository Tax Certification in the case of temporary global Securities or (ii) an Owner Tax Certification in all other cases as described above under "Description of Debt

Securities -- Temporary Global Securities." Bearer Securities will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

     Purchasers of Bearer Securities may be affected by certain United States tax laws. See "United States Taxation -- United States holders -- Bearer Securities."

     As used in this section "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States and any estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States thereof and the District of Columbia) and its possessions.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents (which agents may be affiliates of the Company) that solicit or receive offers on behalf of the Company or through dealers or through a combination of any such method of sale. Any such underwriter, dealer or agent involved in the offer and sale of the Securities is named in the Prospectus Supplement.

     The Securities may be distributed in one or more transactions from time to time at a fixed price or prices (which may be changed from time to time) at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize agents of the Company acting on a best efforts or other basis to solicit or receive offers to purchase the Securities upon the terms and conditions as are set forth in the Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities (including agents only soliciting or receiving offers to purchase Securities on behalf of the Company) may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Act.

     Certain of the underwriters and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the Securities will be passed upon for the Company by Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, and for any underwriters or agents by Brown & Wood, One World Trade Center, New York, New York 10048. Jones, Day and certain members of the firm are indebted to and have other banking and trust relationships with certain affiliated banks of the Company. Members of Jones, Day and members of their families own shares of Common Stock of the Company.

                                    EXPERTS

     The consolidated financial statements of the Company included in the Company's Annual Report (Form 10-K) for the year ended December 31, 1993, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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                                       30

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                                  $300,000,000

                           NATIONAL CITY CORPORATION

                 5 3/4% SUBORDINATED NOTES DUE FEBRUARY 1, 2009

                  -------------------------------------------
                             PROSPECTUS SUPPLEMENT
                  -------------------------------------------

                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.
                            PAINEWEBBER INCORPORATED
                              SALOMON SMITH BARNEY

                                JANUARY 29, 1999

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